Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-105819, No. 333-107143, and No. 333-136123 on Forms S-8 and Registration Statement No. 333-200215 on Form S-3 of our report dated March 13, 2015, relating to the consolidated financial statements and financial statement schedule and effectiveness of internal control over financial reporting of Core Molding Technologies, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Crowe Horwath LLP
Columbus, Ohio
March 13, 2015